JOINT RESEARCH AGREEMENT
(Apollo Cd/Te Solar Energy Center)

THIS AGREEMENT, effective as of the date of the last signatory hereto (hereinafter “Effective Date”), by and between Apollo Solar Energy, Inc., located at No. 485 Tengfei Third, Shuangliu Southwest Airport Economic Development Zone Shuangliu, Chengdu People’s Republic of China, 610207 (hereinafter  "Sponsor"), and New Jersey Institute of Technology, a public research university, located at University Heights, Newark, New Jersey (hereinafter "University").

WITNESSETH:

WHEREAS, the research project contemplated by this Joint Research Agreement (hereinafter "Agreement") is of mutual interest and benefit to University and to Sponsor, will further the instructional and research objectives of University in a manner consistent with its status as a non-profit, tax-exempt, public institution of higher education, and may derive benefits for both Sponsor and University through inventions, improvements, and/or discoveries;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree to the following:

Article 1 - Nature of Research/Performance

1.1           University shall provide available laboratory instruments, equipment and personnel  to develop novel CdTe thin film PV technology (hereinafter the “Project”), as more specifically described in the Scope of Work attached hereto as Exhibit A. Sponsor and University may at any time amend the scope of the Project by mutual written agreement. The University will perform the Project on a "best efforts" research basis only and does not guarantee specific results.

1.2           This Agreement does not obligate University to fabricate any prototype and/or test the same. University shall not be in breach or default of this Agreement if its research fails to produce specifications for creation of a prototype device or its completion of the Project does not result in a patentable invention. University will exercise reasonable care for Sponsor’s property and/or samples entrusted to it, but cannot be responsible in case of loss or damage.  In no event shall University, or its employees or agents, be liable for loss or damage to the same.

Article 2 – Performance Of Research Work

2.1           University shall commence the performance of the Project promptly after Sponsor executes this Agreement, and University shall use its best efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement. Sponsor and University may at any time amend the scope of Project by mutual written agreement.

2.2           The Project shall be under the direction of Dr. Ken Chin and Dr. Jinjong Pan (pending appointment), as principal investigators for University, unless the parties agree otherwise. The co-principal investigators shall be responsible for directing all research activity. In the event that a co-principal investigator becomes unable or unwilling to continue the Project, and a mutually acceptable substitute is not available (not to be unreasonably denied by Sponsor), University and/or Sponsor shall have the option to terminate this Agreement in accordance with Article 4.3.

2.3           Sponsor understands that the University's primary mission is education and advancement of knowledge and the Project will be designed to carry out this mission. The manner of performance of the Project will be determined solely by the University’s principal investigators. Notwithstanding the same, research and/or technical suggestions from Sponsor shall be reasonably considered by University.

2.4           The University will perform the Project on a "best efforts" research basis only and does not guarantee specific results. The University specifically disclaims all warranties or representations, either express or implied, for implied merchantability or for warranty of fitness for a particular purpose, including, without limitation, that any product does not infringe any patent, copyright or trademark right, as to any work performed under this Agreement, except as expressly set forth herein.

Article 3 -Reports and Conferences

3.1            University shall provide Sponsor with a total of six (6) written summary Project reports during the term of this Agreement on a bi-annual basis. The initial written Project report shall be due Sponsor six (6) months from the effective date. The final written Project report shall be due Sponsor within thirty (30) days of University’s completion of the Project.

3.2            During the duration of the Project and/or the term of this Agreement, representatives of University will also use their best efforts to meet and/or speak with representatives of Sponsor at times and places mutually agreed upon to facilitate free discussion of the progress and results, as well as ongoing plans, or changes therein, of the Project to be performed hereunder.

Article 4 - Payment Terms

4.1        As consideration for the University's performance, Sponsor shall pay University a fixed fee of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000), as allocated in University’s budget attached hereto as Exhibit B. University shall invoice Sponsor for 1/3 the total contract amount ($500,000) upon the Effective Date of this Agreement. University shall thereafter invoice Sponsor for an additional 1/3 total contract amount ($500,000) at the start of the second contract year (i.e., 12 months after the effective date). University shall invoice Sponsor for the remaining 1/3 total contract amount ($500,000) at the start of the third contract year (i.e., 24 months after the effective date). All invoices shall be paid by Sponsor within fifteen (15) days of the date of the same.

4.2           Sponsor shall make all payments payable to “New Jersey Institute of Technology”, and forward the same to New Jersey Institute of Technology, P.O. Box 18110, Newark, New Jersey 07191-8110.

4.3           In the event of early termination of this Agreement by University pursuant to Articles 2.2 or 10.2, Sponsor shall only be liable for the reasonable value of the services performed by University up to the time of such termination. In the event of early termination of this Agreement by Sponsor pursuant to Articles 2.2 or 10.2, Sponsor shall be liable for the reasonable value of the services performed by University up to the time of such termination and all non-cancelable obligations incurred by University, including but not limited to post-doc and student stipends and salaries (not exceeding the total consideration of the Agreement).

4.4           University shall retain title to all equipment purchased and/or fabricated by it with funds provided by Sponsor under this Agreement.

Article 5 - Publicity

Sponsor will not use the name of University, nor of any member of University, nor of any member of University’s Project staff, in any publicity, advertising, or news release without the prior written approval of an authorized representative of the University, which approval will not be unreasonably withheld. Notwithstanding the foregoing, nothing herein shall preclude the Sponsor from carrying out its normal reporting obligations internally or as a public company, including disclosure of any information deemed necessary to satisfy SEC, NASDAQ or other governmental reporting requirements. University will not use the name of Sponsor, or any employee of Sponsor, in any publicity without the prior written approval of Sponsor except that University may acknowledge Sponsor’s funding of the Project in listings of sponsored research projects contained within official documents of the University, and in required reports to state and federal agencies.

Article 6 - Publications

6.1           Sponsor recognizes that under University policy, the results of the Project must be publishable and Sponsor agrees that University researchers engaged in the Project shall be permitted to present at symposia, national or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of the Project, provided, however, that Sponsor shall have been furnished copies of any proposed publication or presentation at least sixty (60) days in advance of the submission of such proposed publication or presentation to permit Sponsor to make written comments on said publication (which comments are not intended to have any binding effect) or object in writing to such proposed presentation or proposed publication because there is confidential information or trade secrets of the Sponsor contained in the publication or because the publication contains patentable subject matter which needs protection. Sponsor shall provide the University with such commentary or objection within thirty (30) days of receiving a proposed publication or forever waive its rights in this regard.

6.2           In the event that Sponsor makes a timely objection to a proposed publication, University shall refrain from making such publication or presentation for a maximum of ninety (90) days from date of receipt of such objection in order to remove the confidential information and/or trade secrets of the Sponsor and /or for either University or Sponsor to file patent applications with the United States Patent and Trademark Office and/or foreign patent offices directed to the patentable subject matter contained in the proposed publication or presentation. Copyrights to all publishable material created by University researchers shall be the exclusive property of University.

Article 7 – Background Intellectual Property

7.1           "Background Intellectual Property" means property and the legal right therein of either or both parties developed before or independent of this Agreement or the Project including inventions, patent applications, patents, copyrights, trademarks, mask works, trade secrets, know-how and any information embodying proprietary data such as technical data and computer software.

7.2           This Agreement shall not be construed as implying that either party hereto shall have the right or license (express or implied) to use Background Intellectual Property of the other in connection with this Project except as otherwise provided hereunder.

7.3           Any Sponsor provided Background Intellectual Property may be used by University nonexclusively, on a nontransferable basis and without compensation by University solely in connection with University’s performance of this Agreement and/or the Project.

7.4           Ownership of the following Background Intellectual Property of University related to the Project is hereby acknowledged by the parties: Inventions and discoveries related to Cd/Te photovoltaic technology.

7.5           Each party shall retain all proprietary rights, title and interest in and to all of its Background Intellectual Property, including all improvements, modifications or adaptations to the same in existence prior to the effective date of this Agreement. Neither party may use any Background Intellectual Property of the other unless authorized to do so in writing and/or pursuant to the terms of this Agreement. Each party agrees to negotiate in good faith for the licensing of those rights to the other in preexisting inventions and intellectual property upon reasonable commercial terms to be agreed, subject to any rights of the Government or other third parties therein.

Article 8 – Project Intellectual Property

8.1           "Project Intellectual Property" means the legal rights relating to inventions, patent applications, patents, copyrights, trademarks, mask works, trade secrets and any other legally protectable information, including computer software, first made or generated during the performance of this Agreement.

8.2           Ownership of both solely and/or jointly made or generated Project Intellectual Property shall vest in and be solely owned by University regardless of which party’s personnel conceived the subject matter and/or first actually reduced the subject matter to practice. University may perfect legal protection therein in its own name and at its own expense.

8.3           In the event that University and Sponsor do not enter into an agreement for their mutual participation in a separate business entity for commercialization of Project Intellectual Property as described in paragraph 8.5 below, University agrees to assign Sponsor a non-exclusive undivided joint ownership interest in any patented Project Intellectual Property created prior to Sponsor’s termination and/or the expiration of this Agreement. Such assignment by University shall be subject to: (a) Sponsor’s timely payment of all amounts due University hereunder; (b) a written request for assignment prior to termination and/or expiration of this Agreement; and (c) prompt payment following University’s demand for one-half (1/2) of all patent prosecution expenses (including attorney fees and filing costs) related to each assigned patent for the life of the same (including reimbursement for all such expenses incurred by University prior to assignment). Following such assignments, each party may make, use, offer to sell, or sell the patented Project Intellectual Property without the consent of and without accounting to the other.

8.4           University hereby grants to Sponsor an exclusive option and right of first refusal to obtain a royalty-bearing license on commercially reasonable terms to University’s ownership interest in any Project Intellectual Property resulting from University’s performance of this Agreement. Sponsor shall have ninety (90) days from disclosure of any invention or discovery in which the University holds an interest to notify University that Sponsor wants to enter into such a license agreement. The parties shall negotiate in good faith for a period not to exceed six (6) months from Sponsor's notification or a longer period of time if the parties mutually agree to extend negotiations.

8.5           If Sponsor and University fail to enter into a license agreement within the time set forth above, the option to negotiate a license shall terminate and all rights to such inventions and discoveries shall be disposed of in accordance with University policies, with no obligation to Sponsor or its employees. In the event that Sponsor negotiates such a license, Sponsor shall bear the expense (including without limitation expense already incurred by University) of the prosecution of any related patent applications, including without limitation, patentability investigation expenses, on behalf of University and University personnel.

8.6           During the term of this Agreement, University also grants Sponsor the right of first refusal to enter into negotiations with University for University’s participation in any separate business entity established by the parties for commercialization of Project Intellectual Property. University agrees that Sponsor shall have a controlling (51% or more) ownership interest therein. NJIT’s Enterprise Development Center (Business Incubator) may serve as the location of such separate business entity. Sponsor understands that such participation by University is subject to a mutually acceptable more definitive written agreement and all necessary University approvals. University understands that it will not enter into negotiations with a third-party during the term of this Agreement unless and until Sponsor has waived its right of first refusal to said negotiations.

Article 9 - Access to Proprietary/Confidential Information

9.1           Proprietary Information shall mean technical data, knowledge, patents, marketing data or techniques, cost or pricing information, and ideas that any party treats as and considers to be unique, valuable, and proprietary. Each party shall keep all confidential or proprietary information of the other party in confidence and, except as specifically authorized pursuant to this Agreement, shall not publish, disclose or otherwise make available, directly or indirectly, without the prior written consent of the owner, any item of confidential information to anyone other than those trustees, officers and/or employees of each party who need to know the same in the performance of each party’s obligations under this Agreement. The disclosing party’s confidentiality obligations described herein shall continue for the term of this Agreement and any renewal thereof, and for a period of three (3) years thereafter. With respect to trade secrets, the obligation shall last for so long as the information remains a secret.

9.2           In order to be treated as Proprietary Information, the parties must identify in writing, by appropriate stamp, legend, or otherwise, all such Proprietary Information transferred pursuant to this Agreement. All such Proprietary Information disclosed under this Agreement shall remain the property of, and be deemed proprietary to, the disclosing party. The receiving party agrees to: (a) accept such Proprietary Information in confidence and accord it the protection which the receiving party customarily accords to its own proprietary information; (b) hold such Proprietary Information in trust for the disclosing party; and (c) use such Proprietary Information solely and exclusively in accordance with the terms of this Agreement.

9.3           No party in its capacity as receiving party shall be liable for disclosure or use of Proprietary Information if the same: (a) was properly in the public domain at the time it was disclosed; or (b) was properly known to and available for use by the receiving party and recorded as such in its files at the time of receipt from the disclosing party; or (c) is proven by the receiving party to have been independently developed by the receiving party; or (d) becomes properly known to and available for use by the receiving party from a source other than the disclosing party; or (e) is required by any federal or state law, regulation or statute and/or court or administrative order to be disclosed.

9.4           In the event this Agreement is terminated, the receiving party shall cease to make use of the Proprietary Information received from the disclosing party and, upon the disclosing party's written request, shall promptly destroy or return such Proprietary Information. In the event that the disclosing party requests destruction, the receiving party shall provide written certification of the destruction within thirty (30) days of such request.

Article 10 - Term and Termination

10.1           This Agreement shall continue from the Effective Date for a period of three (3) calendar years, unless sooner terminated in accordance with the provisions of this Article. The parties hereto may, however, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions that the parties reduce to writing and sign.

10.2           Either party may terminate this Agreement for convenience upon thirty (30) days prior written notice to the other, subject to Article 4.3 hereof.

10.3           At the end of the term of this Agreement Sponsor shall: (a) remove all of Sponsor’s property, materials, equipment, tools, instruments, chemicals, or the like; and (b) repair all damage to University’s property caused by Sponsor’s employees or representatives. If Sponsor leaves any of its property on University’s premises for a period greater than sixty (60) days after termination of this Agreement, University may dispose of it and charge Sponsor for the same, or keep it as abandoned property.

10.4           Any provisions of this Agreement, which by their nature extend beyond termination, e.g., without limitation, Articles 4-9, 11 and 12, shall survive such termination.

Article 11 - Independent Contractor

11.1           University shall be deemed to be and shall be an independent contractor and, as such, neither University, its employees or students shall be entitled to any benefits applicable to employees of Sponsor nor shall Sponsor or its employees be entitled to any benefits applicable to employees of University;

11.2            Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, statement, commitment or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

Article 12 – Indemnification (Sponsor Activity)

12.1           Sponsor shall indemnify, defend, and hold harmless University against any and all actions, claims, costs, or liabilities, including attorneys' fees and court costs at both trial and appellate levels, for any loss, damage, injury, or loss of life caused by: (a) the actions attributed to or authorized by Sponsor, and individual Sponsor employee claims against University; or (b) for products developed, distributed, offered or made by Sponsor as a result of information or materials received from the University.

12.2           Section 12.1 shall apply with the proviso that: (a) University promptly notifies Sponsor in writing after University receives notice of any claim; (b) Sponsor is given the opportunity, at its option, to participate and associate with University in control, defense, and trial of any claim and any related settlement negotiations; provided, however, that with respect to any claim, or portion thereof, from which Sponsor agrees at the initiation of such claim to save and hold University harmless without reservation, the parties shall have mutual control of the defense, trial, and any related settlement negotiations; and (c) University fully cooperates with Sponsor in the defense of any such claim. The defense and indemnity provisions of Sponsor shall survive the termination or natural expiration of this Agreement.

Article 13 - Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without resort to its choice or conflict of laws principles. Sponsor hereby submits to the jurisdiction of the State of New Jersey. Any dispute arising in connection with this Agreement shall be resolved exclusively in the appropriate division of the Superior Court of New Jersey, venued in Essex County.

Article 14 - Assignment

This Agreement shall not be assigned by either party without the prior written consent of the other.

Article 15 - Agreement Modification

Any agreement to change the terms of this Agreement in any way shall be valid only if the change is made in writing and executed by authorized representatives of the parties hereto.

Article 16 - Notices

Notices, invoices, communications, and payments hereunder shall be deemed made if given by United States registered or certified mail, postage prepaid, and addressed to the party to receive such notice, invoice, or communication at the address given above, or such other address as may hereafter be designated by notice in writing. If to the University: Donald H. Sebastian, Ph.D., Provost (Interim) and Senior V.P. for Research & Development, Office of Research & Development, New Jersey Institute of Technology, Fenster Hall – 3rd Floor, University Heights, Newark, New Jersey 07102.

Article 17 – No Warranty

UNIVERSITY SPECIFICALLY DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, AS TO OWNERSHIP, INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY WORK PERFORMED UNDER THIS AGREEMENT OR MATTER ARISING OUT OF THE WORK. UNIVERSITY EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY FOR CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO BUSINESS LOSS OF ANY KIND. UNDER NO CIRCUMSTANCES SHALL UNIVERSITY BE LIABLE FOR DAMAGES RESULTING FROM THE USE OR APPLICATION OF RESEARCH, INVENTIONS, UNPATENTED TECHNOLOGY, SOFTWARE, OR PRODUCTS ARISING OUT OF THIS AGREEMENT.

Article 18 - No Restrictions On Other Research

Sponsor understands that University may be involved or become involved in similar or related research on behalf of itself and others. Subject to any confidentiality and intellectual property sections of this Agreement, nothing contained in this Agreement shall be construed to limit or impair the freedom of University or its researchers to conduct research for itself or third-parties nor to grant Sponsor any right to such other research or intellectual property created as a result of the same. However, University understands that employees funded exclusively under the Project shall refrain from entering into any other Cd/Te photovoltaic research projects with industrial sponsors for the duration of this Agreement.

Article 19 - Entire Agreement

This written Agreement constitutes the entire and only agreement between the parties relating to the Project and supersedes all prior negotiations, representations, agreements and understandings. The parties expressly disclaim reliance on any such prior negotiations, representations, agreements or understandings.

IN WITNESS WHEREOF, the parties have caused these presents to be executed in duplicate as of the day and year below written.

AGREED TO AND ACCEPTED BY:

APOLLO SOLAR ENERGY, INC.	NEW JERSEY INSTITUTE OF TECHNOLOGY
By: /s/ Hou Renyi	By: /s/ Donald H. Sebastian
Name: Hou Renyi	Name: Donald H. Sebastian, Ph.D
Title: Chairman & CEO	Title: Provost (Interim) and SVP, R&D
Date: March 16, 2010	Date: March 16, 2010